Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

MOBILE-HEALTH NETWORK SOLUTIONS

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Share, par value $0.000032 per share, 2025 Employee Incentive Plan	Other(2)	480,711	$1.3471	(2)	$647,565.78	$153.10 per $1,000,000	$99.15
Total Offering Amounts						$647,565.78		$99.15
Total Fee Offsets								$0.00
Net Fee Due								$99.15

Notes:

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Ordinary Share (“Class A Ordinary Share”) that become issuable under the Registrant’s 2025 Employee Incentive Plan (“2025 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected that results in an increase to the number of outstanding shares of Class A Ordinary Share.
(2)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $1.3471, which represents the average of the high and low prices of the Class A Ordinary Share as reported on Nasdaq on June 4, 2025.